EXHIBIT 99.2

   For additional information, please contact:

                                             Mr. Charles R. Ofner
                                                   (713) 496-5000



        August  9,  1994,  Houston,  Texas........Reading &  Bates
   Corporation (RB-NYSE) announced today that the Malaysian state oil company, PETRONAS, has given approval for its Production Sharing Contractor, Mobil Petroleum Malaysia Inc., to execute a contract with Reading & Bates (M) Sdn. Berhad for the drilling of one well plus an option well with the fourth-generation semisubmersible JACK BATES. This drilling program, in approximately 4000 feet of water, will directly follow the unit's two-well commitment in Indonesia with INPEX Aceh, Ltd. The additional commitment with Mobil results in an estimated minimum utilization into the second quarter of 1995. Should Mobil elect to drill its option well, the unit could be deployed until late third quarter 1995. Reading & Bates stated this latest commitment confirmed its belief that the unit's initial contracts with BP Exploration Operating Company Ltd. and INPEX Aceh, Ltd. would open a new and potentially long-term market for fourth-generation semisubmersibles in the Asia Pacific region. Several other operators in the region continue to express interest in utilizing the unit for their deep water programs upon completion of the Mobil well(s).

        Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.